UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2011
SOMAXON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51665	20-0161599

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3570 Carmel Mountain Road, Suite 100, San Diego, CA	92130

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 876-6500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On May 24, 2011, Somaxon Pharmaceuticals, Inc. (“Somaxon”) entered into a lease (the “Lease”) with TREA Pacific Plaza, LLC (“TREA”) to lease approximately 12,100 rentable square feet of office space in Suite 250 of the building located at 10935 Vista Sorrento Parkway, San Diego, California 92130 (the “Building”). The Lease will commence on the date that TREA delivers the premises to Somaxon after tenant improvements have been completed.
The Lease will expire 64 months after the date that the lease term commences, with Somaxon having the option to extend the term for an additional five years at the then-current fair market rental rate (as defined in the Lease). During the term, Somaxon has a first offer to lease any or all of the additional approximately 12,900 rentable square feet on the second floor of the Building, at the rental rate defined in the Lease, with the term of such extension being the same as the term of the Lease.
Somaxon paid TREA the first month’s rent of $29,667.50 and the monthly rent will be $29,667.50. However, the second through thirteenth month’s rent will be abated by one-half provided that Somaxon is not in default of the Lease. If the Lease has not commenced by September 1, 2011, then TREA shall provide Somaxon with one day of free rent and the abated rent shall also be extended for an additional day for each day that the commencement of the Lease is delayed, other than due to delays by Somaxon. After the first year, the monthly rent will increase by 3.5% per year, and Somaxon will reimburse TREA for its proportional share of any increases in its operating expenses over the first year’s operating expenses (as defined in the Lease). Somaxon will also be responsible for utilities it uses in the leased premises.
Under the Lease, Somaxon is also required to provide TREA with a standby letter of credit in the amount of $200,000 prior to TREA commencing construction on the premises. The face amount of the letter of credit will automatically decrease by $50,000 on each of the 25th, 37th and 49th months of the Lease term provided Somaxon is not in default or has not been in default as described further in the Lease.
The Lease contains customary default provisions allowing TREA to terminate the Lease if Somaxon fails to remedy a breach of any of its obligations within specified time periods, or upon bankruptcy or insolvency of Somaxon.
Somaxon’s current lease at 3570 Carmel Mountain Road, Suite 100, California 92130 expired on April 30, 2011, and Somaxon is currently holding over on a month to month basis. Somaxon intends to use the new leased premises as its new corporate headquarters once the tenant improvements have been completed.
A complete copy of the Lease is filed herewith as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the terms of the Lease is qualified in its entirety by reference to such exhibit.

Somaxon cautions readers that statements included in this report that are not a description of historical facts are forward-looking statements. For example, the statement regarding Somaxon’s intention to use the new leased premises as its new corporate headquarters is a forward-looking statement. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this report due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to successfully commercialize Silenor; Somaxon’s dependence on sales of Silenor; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; Somaxon’s reliance on its co-promotion partner, Procter & Gamble, and its contract sales force provider, Publicis Touchpoint Solutions, for critical aspects of the commercial sales process for Silenor; the performance of Procter & Gamble and Publicis and their adherence to the terms of their contracts with Somaxon; the ability of Somaxon’s sales management personnel to effectively manage the sales representatives employed by Publicis; the ability of Somaxon to ensure adequate and continued supply of Silenor to successfully meet anticipated market demand; Somaxon’s ability to raise sufficient capital to fund its operations, including any patent infringement litigation, and the impact of any such financing activity on the level of its stock price; the impact of any inability to raise sufficient capital to fund ongoing operations; Somaxon’s ability to successfully enforce its intellectual property rights and defend its patents; the possible introduction of generic competition of Silenor; the scope, validity and duration of patent protection to provide exclusivity for Silenor; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of Silenor; the timing and results of post-approval regulatory requirements for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; and other risks detailed in Somaxon’s periodic filings with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Lease Agreement between Somaxon Pharmaceuticals, Inc. and TREA Pacific Plaza, LLC dated May 24, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMAXON PHARMACEUTICALS, INC.
Date: May 25, 2011	By:	/s/ Matthew W. Onaitis
	Name:	Matthew W. Onaitis
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Lease Agreement between Somaxon Pharmaceuticals, Inc. and TREA Pacific Plaza, LLC dated May 24, 2011